PRESS RELEASE


 FOR IMMEDIATE RELEASE:                CONTACT:

 CompX International Inc.              Joseph S. Compofelice
 16825 Northchase Drive, Suite 1200    Chief Executive Officer
 Houston, TX 77060                     Tel. 281.423.3303


                     COMPX APPOINTS CHIEF FINANCIAL OFFICER
                       AND MOVES HEADQUARTERS TO HOUSTON

     HOUSTON, TEXAS  --   January 11, 1999  --  CompX International Inc. (NYSE:
CIX) announced that it has appointed John A. Miller as Vice President, Chief Financial Officer and Treasurer of CompX International Inc. Mr. Miller was most recently a Principal with Arthur Andersen & Co. Mr. Miller's most recent assignment with Arthur Andersen was at the Advanced Cost Management Competency Center, with responsibility for clients including Motorola, the Department of Defense, IBM, SEMATECH and PPG. Prior to Arthur Andersen, Mr. Miller held various finance, planning and business development positions with Smith International, Inc.

     CompX also announced that its corporate headquarters has been moved to Houston, Texas from Mauldin, South Carolina. The move will not result in any job reductions in South Carolina.

     Joseph S. Compofelice, Chairman and CEO, commented that "We are pleased to have been able to hire as a CFO a seasoned executive with the broad base of experience of John Miller. Much of our future ability to enhance shareholder value is connected to good execution of our business development strategy. John Miller will be a key player in that execution."

     CompX is a leading manufacturer of ergonomic computer support systems, precision ball bearing slides and locking systems.

     Statements in this release relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, general economic and political conditions, demand for office furniture, service industry employment levels, competitive products and prices and other risks and uncertainties detailed in the Company's Securities and Exchange Commission filings. Actual results could differ materially from those forecast or expected. The Company assumes no duty to publicly update such statements.

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